Exhibit 16.1

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Sirs/Mesdames:

We have read the statements made by Silver Bow Mining Corp. included under the heading “Changes in Public Company Accounting Firm” of its Registration Statement on Form S-1 as filed with the Securities and Exchange Commission. We agree with such statements except that we are not in a position to agree or disagree with the statements concerning the new independent registered public accounting firm.

 /s/ PKF Antares Professional Corporation

PKF Antares Professional Corporation, Chartered Professional Accountants

Calgary, Alberta, Canada

January 23, 2026